Exhibit 99.1

Alkermes Contacts:
For Investors: Sandy Coombs, +1 781 609 6377
For Media: Jennifer Snyder, +1 781 609 6166

ALKERMES PLC REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS

—  First Quarter Revenues of $157 Million, GAAP Loss per Share of $0.51 and Non-GAAP Loss per Share of $0.16 —

—  VIVITROL® Net Sales Grew by 41% Year-Over-Year to $43.8 Million —

—  ARISTADA® Gaining Traction in Growing Long-Acting Antipsychotic Market —

DUBLIN, Ireland, April 28, 2016  — Alkermes plc (NASDAQ: ALKS) today reported financial results for the first quarter of 2016.

“Our solid first quarter performance was highlighted by the robust growth in VIVITROL® sales, the launch of ARISTADA®, and continued strength of our base royalty and manufacturing business. The launch of ARISTADA continues to gain traction and we are pleased with the progress that we are making with reimbursement discussions and physician awareness,” commented James Frates, Chief Financial Officer of Alkermes. “With our strong financial position and growing commercial portfolio, we are well positioned to invest in our advancing pipeline, and today we are reiterating our financial expectations for 2016.”

“We have built a differentiated and resilient business. Our portfolio of innovative products, including VIVITROL and ARISTADA, is growing rapidly and represents a significant opportunity in the years ahead,” said Richard Pops, Chief Executive Officer of Alkermes. “Our pipeline has a number of exciting late-stage programs, and we are on the threshold of numerous development milestones. With three drug candidates in pivotal studies, each representing an important and differentiated treatment option in its therapeutic space, and two new candidates beginning clinical studies, the medical importance and potential economic value of our pipeline is substantial and growing.”

Quarter Ended March 31, 2016 Highlights

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Total revenues for the quarter were $156.8 million. This compared to $161.2 million for the same period in the prior year, or $142.0 million excluding $19.2 million of revenue from the products associated with the Gainesville manufacturing facility that was divested in April 2015 (the “Gainesville Divestiture”).

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Net loss according to generally accepted accounting principles in the U.S. (GAAP) was $77.4 million, or a basic and diluted GAAP loss per share of $0.51, for the quarter and reflected increased investment in the company’s advancing late-stage pipeline and commercial infrastructure. This compared to GAAP net loss of $30.7 million, or a basic and diluted GAAP loss per share of $0.21 for the same period in the prior year, or GAAP net loss of $34.9 million, or a basic and diluted loss per share of $0.24, excluding $4.2 million of GAAP net income related to the Gainesville Divestiture.

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Non-GAAP net loss was $24.6 million, or a non-GAAP basic and diluted loss per share of $0.16 for the quarter. This compared to non-GAAP net income of $9.2 million, or a non-GAAP diluted earnings per share (EPS) of $0.06, for the same period in the prior year, or non-GAAP net income of $1.9 million, or basic and diluted EPS of $0.01, excluding $7.3 million of non-GAAP net income related to the Gainesville Divestiture.

Quarter Ended March 31, 2016 Financial Results

Revenues

•	Net sales of VIVITROL were $43.8 million, compared to $31.1 million for the same period in the prior year, representing an increase of approximately 41%.
•	Net sales of ARISTADA were $5.5 million, following its launch in October 2015.
•	Manufacturing and royalty revenues from the RISPERDAL CONSTA® and INVEGA SUSTENNA®/XEPLION® and INVEGA TRINZA® were $54.7 million, compared to $46.9 million for the same period in the prior year.
•	Manufacturing and royalty revenues from AMPYRA®/FAMPYRA®1 were $28.2 million, compared to $36.5 million for the same period in the prior year, reflecting the timing of shipments.
•	Royalty revenue from BYDUREON® was $10.5 million, compared to $9.8 million for the same period in the prior year.

Costs and Expenses

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Operating expenses were $233.7 million, reflecting increased investment in the company’s development pipeline, the continued launch of ARISTADA and a $10.0 million upfront payment to Reset Therapeutics, Inc. related to a collaboration on their novel orexin modulators, which was recorded as research and development expense. Operating expenses for the quarter ended March 31, 2015 were $188.5 million, or $173.5 million excluding $15.0 million of operating expenses related to the Gainesville Divestiture.

Balance Sheet

At March 31, 2016, Alkermes had cash and total investments of $719.4 million, compared to $798.8 million at Dec. 31, 2015. At March 31, 2016, the company’s total debt outstanding was $348.5 million.

Financial Expectations

Alkermes reiterates all of its financial expectations for 2016 set forth in its press release dated Feb. 25, 2016.

Conference Call

Alkermes will host a conference call at 8:30 a.m. EDT (1:30 p.m. BST) on Thursday, April 28, 2016, to discuss these financial results and provide an update on the company. The conference call may be accessed by dialing +1 888 424 8151 for U.S. callers and +1 847 585 4422 for international callers. The conference call ID number is 6037988. In addition, a replay of the conference call will be available from 11:00 a.m. EDT (4:00 p.m. BST) on Thursday, April 28, 2016, through 5:00 p.m. EDT (10:00 p.m. BST) on Thursday, May 5, 2016, and may be accessed by visiting Alkermes’ website or by dialing +1 888 843 7419 for U.S. callers and +1 630 652 3042 for international callers. The replay access code is 6037988.

About Alkermes

Alkermes plc is a fully integrated, global biopharmaceutical company developing innovative medicines for the treatment of central nervous system (CNS) diseases. The company has a diversified commercial product portfolio and a substantial clinical pipeline of product candidates for chronic diseases that include schizophrenia, depression, addiction and multiple sclerosis. Headquartered in Dublin, Ireland, Alkermes plc has an R&D center in Waltham, Massachusetts; a research and manufacturing facility in Athlone, Ireland; and a manufacturing facility in Wilmington, Ohio. For more information, please visit Alkermes’ website at www.alkermes.com.

Non-GAAP Financial Measures

This press release includes information about certain financial measures that are not prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), including non-GAAP net income (loss) and non-GAAP diluted earnings (loss) per share. These non-GAAP measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies.

Non-GAAP net income (loss) adjusts for one-time and non-cash charges by excluding from GAAP results: share-based compensation expense; amortization; depreciation; non-cash net interest expense; non-cash tax expense; deferred revenue; and certain other one-time or non-cash items.

The company’s management believes that these non-GAAP financial measures, when viewed with the company’s results under GAAP and the accompanying reconciliations, better indicate underlying trends in ongoing operations and cash flows. However, non-GAAP net income (loss) and non-GAAP diluted earnings (loss) per share are not measures of financial performance under GAAP and, accordingly, should not be considered as alternatives to GAAP measures as indicators of operating performance.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release.

Note Regarding Forward-Looking Statements

Certain statements set forth in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements concerning: future financial and operating performance, business plans or prospects; the likelihood of continued revenue growth from the company’s commercial products; the therapeutic and commercial value of the company’s products; and expectations concerning the timing and results of clinical development activities. The company cautions that forward-looking statements are inherently uncertain. Although the company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and they are necessarily subject to a high degree of uncertainty and risk. Actual performance and results may differ materially from those expressed or implied in the forward-looking statements due to various risks and uncertainties. These risks and uncertainties include, among others: clinical

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development activities may not be completed on time or at all; the results of such clinical development activities may not be positive, or predictive of real-world results or of results in subsequent clinical trials; regulatory submissions may not occur or be submitted in a timely manner; the company, and its partners, may not be able to continue to successfully commercialize its products; there may be a reduction in payment rate or reimbursement for the company’s products or an increase in the company’s financial obligations to governmental payers; the U.S. Food and Drug Administration or regulatory authorities outside the U.S. may make adverse decisions regarding the company’s products; the company’s products may prove difficult to manufacture, be precluded from commercialization by the proprietary rights of third parties, or have unintended side effects, adverse reactions or incidents of misuse; and those risks and uncertainties described under the heading “Risk Factors” in the company’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2015, and in any other subsequent filings made by the company with the Securities and Exchange Commission (“SEC”) and which are available on the SEC’s website at www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The information contained in this press release is provided by the company as of the date hereof, and, except as required by law, the company disclaims any intention or responsibility for updating or revising any forward-looking information contained in this press release.

VIVITROL® is a registered trademark of Alkermes, Inc.; ARISTADA® is a registered trademark of Alkermes Pharma Ireland Limited; RISPERDAL CONSTA®, INVEGA SUSTENNA®, XEPLION® and INVEGA TRINZA® are registered trademarks of Johnson & Johnson; AMPYRA® and FAMPYRA® are registered trademarks of Acorda Therapeutics, Inc.; BYDUREON® is a registered trademark of Amylin Pharmaceuticals, LLC.

1AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg is developed and marketed in the U.S. by Acorda Therapeutics, Inc. and outside the U.S. by Biogen Idec, under a licensing agreement with Acorda Therapeutics, as FAMPYRA® (prolonged-release fampridine tablets).

(tables follow)

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Alkermes plc and Subsidiaries
Selected Financial Information (Unaudited)

	Three Months	Three Months
	Ended	Ended
Condensed Consolidated Statements of Operations - GAAP	March 31,	March 31,
(In thousands, except per share data)	2016	2015
Revenues:
Manufacturing and royalty revenues	$106,159	$128,744
Product sales, net	49,374	31,137
Research and development revenues	1,241	1,333
Total Revenues	156,774	161,214
Expenses:
Cost of goods manufactured and sold	27,711	39,974
Research and development	101,072	70,278
Selling, general and administrative	89,719	63,050
Amortization of acquired intangible assets	15,156	15,220
Total Expenses	233,658	188,522
Operating Loss	(76,884)	(27,308)
Other Expense, net:
Interest income	1,011	660
Interest expense	(3,295)	(3,288)
Increase in the fair value of contingent consideration	1,900	—
Other income (expense), net	249	(211)
Total Other Expense, net	(135)	(2,839)
Loss Before Income Taxes	(77,019)	(30,147)
Income Tax Provision	404	510
Net Loss — GAAP	$(77,423)	$(30,657)

(Loss) Earnings Per Share:
GAAP loss per share — basic and diluted	$(0.51)	$(0.21)
Non-GAAP (loss) earnings per share — basic and diluted	$(0.16)	$0.06

Weighted Average Number of Ordinary Shares Outstanding:
Basic and Diluted — GAAP	150,825	148,089
Basic — Non-GAAP	150,825	148,089
Diluted — Non-GAAP	150,825	157,416

An itemized reconciliation between net loss on a GAAP basis and non-GAAP net (loss) income is as follows:
Net Loss — GAAP	$(77,423)	$(30,657)
Adjustments:
Share-based compensation expense	24,256	17,329
Amortization expense	15,156	15,220
Depreciation expense	7,548	7,266
Decrease in the fair value of common stock warrants	870	—
Non-cash net interest expense	232	236
Deferred revenue	(442)	(328)
Increase in the fair value of contingent consideration	(1,900)	—
Non-cash taxes	(2,863)	488
Upfront license option payment to Reset Therapeutics, Inc. charged to R&D expense	10,000	—
Net gain on transactions with equity method investee	—	(397)
Non-GAAP Net (Loss) Income	$(24,566)	$9,157

Alkermes plc and Subsidiaries
Selected Financial Information (Unaudited)

Condensed Consolidated Balance Sheets	March 31,	December 31,
(In thousands)	2016	2015
Cash, cash equivalents and total investments	$719,380	$798,849
Receivables	139,814	155,487
Inventory	44,817	38,411
Prepaid expenses and other current assets	28,539	26,286
Property, plant and equipment, net	256,326	254,819
Intangible assets, net and goodwill	456,903	472,059
Other assets	149,108	109,833
Total Assets	$1,794,887	$1,855,744
Long-term debt — current portion	$64,825	$65,737
Other current liabilities	159,306	170,470
Long-term debt	283,664	284,207
Deferred revenue — long-term	7,442	7,975
Other long-term liabilities	14,572	13,080
Total shareholders' equity	1,265,078	1,314,275
Total Liabilities and Shareholders' Equity	$1,794,887	$1,855,744

Ordinary shares outstanding (in thousands)	151,082	150,701

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alkermes plc's Quarterly Report on Form 10-Q for the three months ended March 31, 2016, which the company intends to file in April 2016.